Exhibit 99.1

Steelcase Reports Fourth Quarter and Fiscal 2017 Results

Quarterly Dividend Increased to $0.1275 per Share

News Highlights:

  The Americas posted 5% order growth in the fourth quarter, driven by continued strength of project business.
  Asia Pacific posted record levels of quarterly orders and revenue in the fourth quarter, capping off a strong year of growth.
  For the full fiscal year, consolidated results reflect the second highest operating income and the highest operating income margin since fiscal 2001.

GRAND RAPIDS, Mich., March 21, 2017 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE:SCS) today reported fourth quarter revenue of $769.1 million and net income of $25.8 million, or diluted earnings of $0.21 per share.  During the quarter, as a result of a change in the French corporate tax rate, the company reduced the value of its net deferred tax assets by approximately $8 million, which reduced diluted earnings per share by approximately $0.06, net of related variable compensation effects.  In the prior year, Steelcase reported $747.9 million of revenue, diluted earnings of $0.62 per share and adjusted earnings of $0.64 per share.  Prior year results included significant items related to the reversal of a valuation allowance recorded against net deferred tax assets in France and a gain from the partial sale of an investment in an unconsolidated affiliate, which had a combined favorable impact on diluted earnings per share of approximately $0.42, net of related variable compensation expense.

Revenue increased 3 percent in the fourth quarter compared to the prior year, while orders increased by 6 percent.  The Americas posted revenue growth of 3 percent, which was negatively impacted by continued year-over-year declines in the energy sector.  Orders in the Americas grew 5 percent over the prior year.  EMEA revenue declined 5 percent, or less than 1 percent on an organic basis, and orders declined 3 percent, reflecting mixed results across the region.  The Other category posted revenue growth of 13 percent and order growth of 24 percent in the fourth quarter compared to prior year, driven by continued strength in Asia Pacific.

“We were pleased to exceed our revenue and earnings estimates for the quarter, in an environment that reflects continued uncertainty and intense competition for business,” said Jim Keane, president and CEO.  “The Americas contributed significantly to our performance exceeding our expectations, as did Asia Pacific, which posted record levels of revenue, orders and operating income in the quarter.”

Current quarter operating income of $50.5 million compares to operating income of $25.8 million in the prior year.  Excluding restructuring costs, fourth quarter adjusted operating income of $50.9 million increased by $21.4 million (or 270 basis points as a percentage of revenue) compared to the prior year, which included $13.7 million of variable compensation expense (or 180 basis points as a percentage of revenue) associated with the significant items recorded in the prior year.

Cost of sales was 66.8 percent of revenue in the current quarter, an improvement of 150 basis points compared to the prior year.  EMEA cost of sales improved by 290 basis points, driven largely by benefits from cost reduction efforts, gross margin improvement initiatives and elimination of costs and inefficiencies associated with our operational footprint changes.  The Americas cost of sales improved by 120 basis points over the prior year, which included approximately $3 million of inventory adjustments and $3 million of variable compensation expense associated with the significant items recorded in the prior year.

“EMEA has now delivered five consecutive quarters of year-over-year improvements in cost of sales as a percentage of revenue,” said Dave Sylvester, senior vice-president and CFO.  “The industrial footprint changes are behind us and our operational performance continues to improve across the region, enabling us to dedicate more effort to our growth strategies and additional gross margin improvement initiatives.”

Operating expenses of $204.8 million in the current quarter represented a decrease of $2.6 million compared to the prior year (which included approximately $10 million of variable compensation expense associated with the significant items).  Operating expenses in the current quarter included investments in sales, marketing and information technology, as well as initial costs associated with annuitizing smaller defined benefit plans.

Other income, net decreased by approximately $5 million compared to the prior year, which included an $8.5 million gain from the partial sale of an investment in an unconsolidated affiliate. The current quarter included foreign exchange gains compared to foreign exchange losses in the prior year.

Income tax expense of $24.3 million in the quarter included the approximately $8 million charge to decrease net deferred tax assets in France.

Total liquidity, comprised of cash, short-term investments and the cash surrender value of company-owned life insurance, aggregated $439 million, and total debt was $297 million, at the end of the fourth quarter.

The Board of Directors has declared a quarterly cash dividend of $0.1275 per share, to be paid on or before April 14, 2017, to shareholders of record as of March 31, 2017.  This represents an increase of 0.75 cents per share compared to the third quarter.

Fiscal 2017 Results

For fiscal 2017, the company recorded $3.0 billion of revenue and net income of $124.6 million, or diluted earnings per share of $1.03.  Adjusted earnings per share were $1.05.  For fiscal 2016, the company recorded $3.1 billion of revenue and net income of $170.3 million, or diluted earnings per share of $1.36.  Adjusted earnings per share were $1.46 and included approximately $0.42 per share related to the significant items recorded during the fourth quarter of the prior year.

The Americas and EMEA categories posted modest revenue declines, while the Other category posted revenue growth of 5 percent, driven largely by Asia Pacific.

Operating income of $200.2 million, or 6.6 percent of revenue, for fiscal 2017 compares to operating income of $174.6 million, or 5.7 percent of revenue, for fiscal 2016.  Adjusted operating income of $205.3 million increased by $10.8 million compared to fiscal 2016.

Cost of sales was 66.5 percent of revenue in fiscal 2017, an improvement of 130 basis points compared to the prior year.  The improvement was largely driven by the elimination of prior year disruption costs and inefficiencies associated with the manufacturing footprint changes in EMEA.  Operating expenses increased by approximately $19 million over the prior year, which included approximately $10 million of variable compensation expense associated with the significant items recorded in the fourth quarter.

“Our operating income margin for fiscal 2017 represents the highest level of performance in more than 15 years,” said Jim Keane.  “The Americas posted organic revenue growth in the second half of fiscal 2017, realizing initial benefits of our investments in growth initiatives, and we believe this momentum will continue into fiscal 2018.  Asia Pacific closed the year by posting two consecutive quarters of record orders, and we began fiscal 2018 with a backlog of customer orders in that region which was substantially higher than the prior year.”

The company paid $59 million in dividends and repurchased 3 million shares under its share repurchase authorization program during fiscal 2017 at a cost of $42 million.  There is $126.5 million remaining on the company’s share repurchase authorization.

Outlook

Order patterns were mixed during the fourth quarter, growing by approximately 5 percent in the Americas and 24 percent in the Other category and declining by 3 percent in EMEA compared to the prior year.  The order growth in the Americas was driven by project business, while orders related to continuing agreements and marketing programs declined in the quarter.  The strong order growth in the Other category was driven by a record level of quarterly orders in Asia Pacific.  As a result, the company expects first quarter fiscal 2018 revenue to be in the range of $725 to $750 million, which reflects expected organic revenue growth of 2 percent to 6 percent over the prior year.  In the first quarter of fiscal 2017, the company reported revenue of $718.8 million.

Steelcase expects to report diluted earnings per share between $0.13 to $0.17 for the first quarter of fiscal 2018.  These estimates include the net impact of annuitizing three of the company’s smaller defined benefit plans, which was completed earlier this month and is estimated to reduce diluted earnings per share for the quarter by approximately $0.03.  Steelcase reported diluted earnings per share of $0.16 and adjusted earnings per share of $0.18 in the first quarter of fiscal 2017.

"Our project pipeline in the Americas increased again this quarter versus the prior year reflecting the success of our new product introductions and efforts to improve our market share," said Jim Keane. "In further demonstration of our market leadership, we recently announced our partnership with Microsoft to explore the future of work. This collaboration includes the development of Creative Spaces that seamlessly integrate the best of Microsoft Surface devices with Steelcase architecture and furniture, the addition of select Steelcase dealers to the Surface Hub resellers network, and a joint focus on developing technology-enabled workplace solutions built on Microsoft Azure IoT technology.”

Corporate Highlights:

  Todd Kelsey, President and CEO of Plexus Corp - a leading electronics engineering, manufacturing and aftermarket services provider - has joined the Steelcase Inc. Board of Directors.
  Sara Armbruster, VP of strategy, research and new business innovation, spoke at the 8th Global Peter Drucker Forum, a leading conference on innovation and entrepreneurship.
  James Ludwig, VP of design and engineering, shared thoughts on “The Future of Work in a Smart + Connected World” at Munich Creative Business Week.
  Steelcase leaders spoke about the circular economy at GreenBiz, a top annual gathering for sustainability professionals and leading businesses.
  Coalesse LessThanFive, designed by Coalesse Design Group and Michael Young, received a gold award—the top distinction—in this year’s iF DESIGN AWARD.

Business Segment Results
(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended			Twelve Months Ended
	February 24,	February 26,	% Change	February 24,	February 26,	% Change
	2017	2016		2017	2016

Revenue
Americas (1)	$563.8	$545.3	3.4%	$2,231.9	$2,256.0	(1.1)%
EMEA (2)	130.2	136.4	(4.5)%	503.9	520.6	(3.2)%
Other (3)	75.1	66.2	13.4%	296.6	283.4	4.7%
Consolidated revenue	$769.1	$747.9	2.8%	$3,032.4	$3,060.0	(0.9)%

Operating income (loss)
Americas	$61.0	$44.8		$245.2	$265.2
EMEA	(6.0)	(10.9)		(20.9)	(64.3)
Other	4.2	1.4		13.0	11.2
Corporate (4)	(8.7)	(9.5)		(37.1)	(37.5)
Consolidated operating income	$50.5	$25.8		$200.2	$174.6

Operating income percent	6.6%	3.4%		6.6%	5.7%

Revenue mix
Americas (1)	73.3%	72.9%		73.6%	73.7%
EMEA (2)	16.9%	18.2%		16.6%	17.0%
Other (3)	9.8%	8.9%		9.8%	9.3%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America with a portfolio of integrated architecture, furniture and technology products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse and Turnstone brands.
  The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase and Coalesse brands, with an emphasis on freestanding furniture systems, storage and seating solutions.
  The Other category includes Asia Pacific, Designtex and PolyVision.
  Corporate costs include unallocated portions of shared service functions, such as information technology, corporate facilities, finance, human resources, research, legal and executive, plus deferred compensation expense and income or losses associated with company-owned life insurance.

YEAR OVER YEAR ORGANIC REVENUE GROWTH (DECLINE) BY SEGMENT
Q4 2017 vs. Q4 2016
	Steelcase Inc.	Americas	EMEA	Other category

Q4 2016 revenue	$747.9	$545.3	$136.4	$66.2
Currency translation effects*	(5.0)	1.4	(5.7)	(0.7)
Q4 2016 revenue, adjusted	742.9	546.7	130.7	65.5

Q4 2017 revenue	769.1	563.8	130.2	75.1
Organic growth (decline) $	$26.2	$17.1	$(0.5)	$9.6
Organic growth (decline) %	4%	3%	—%	15%

* Currency translation effects represent the estimated net effect of translating Q4 2016 foreign currency revenues using the average exchange rates during Q4 2017.

YEAR OVER YEAR ORGANIC REVENUE GROWTH (DECLINE) BY SEGMENT
2017 vs. 2016
	Steelcase Inc.	Americas	EMEA	Other category

2016 revenue	$3,060.0	$2,256.0	$520.6	$283.4
Currency translation effects *	(12.5)	(0.9)	(9.0)	(2.6)
2016 revenue, adjusted	3,047.5	2,255.1	511.6	280.8

2017 revenue	3,032.4	2,231.9	503.9	296.6
Acquisition	(6.8)	(6.8)	—	—
Year-to-date 2017 revenue, adjusted	3,025.6	2,225.1	503.9	296.6
Organic growth (decline) $	$(21.9)	$(30.0)	$(7.7)	$15.8
Organic growth (decline) %	(1)%	(1)%	(2)%	6%

* Currency translation effects represent the net effect of translating prior year foreign currency revenues using the average exchange rate on a quarterly basis during the current year.

PROJECTED ORGANIC REVENUE GROWTH
Q1 2018 vs. Q1 2017
Steelcase Inc.

Q1 2017 revenue	$718.8
Currency translation effects*	(9.2)
Q1 2017 revenue, adjusted	709.6

Q1 2018 revenue, projected	$725 - $750
Organic growth $	$15 - $40
Organic growth %	2% - 6%

* Currency translation effects represent the estimated net effect of translating Q1 2017 foreign currency revenues using the exchange rates at the end of Q4 2017.

ADJUSTED EARNINGS PER SHARE	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	February 24, 2017	February 26, 2016	February 24, 2017	February 26, 2016

Diluted earnings per share	$0.21	$0.62	$1.03	$1.36
Restructuring costs per share	0.01	0.03	0.04	0.16
Income tax effect of restructuring costs, per share	—	(0.01)	(0.02)	(0.06)
Diluted earnings per share, adjusted	$0.22	$0.64	$1.05	$1.46

ADJUSTED EARNINGS PER SHARE	(Unaudited)
Three Months Ended
May 27, 2016

Diluted earnings per share	$0.16
Restructuring costs per share	0.04
Income tax effect of restructuring costs, per share	(0.02)
Diluted earnings per share, adjusted	$0.18

Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 24, 2017		February 26, 2016		February 24, 2017		February 26, 2016
Revenue	$769.1	100.0%	$747.9	100.0%	$3,032.4	100.0%	$3,060.0	100.0%
Cost of sales	513.4	66.8	511.0	68.3	2,017.8	66.5	2,075.5	67.8
Restructuring costs	—	—	2.6	0.4	4.2	0.2	13.3	0.5
Gross profit	255.7	33.2	234.3	31.3	1,010.4	33.3	971.2	31.7
Operating expenses	204.8	26.6	207.4	27.8	809.3	26.7	790.0	25.8
Restructuring costs	0.4	—	1.1	0.1	0.9	—	6.6	0.2
Operating income	$50.5	6.6%	$25.8	3.4%	$200.2	6.6%	$174.6	5.7%
Interest expense	(4.3)	(0.6)	(4.4)	(0.5)	(17.2)	(0.5)	(17.6)	(0.6)
Investment income	0.2	—	0.2	—	1.4	—	1.5	0.1
Other income, net	3.7	0.5	8.5	1.1	11.9	0.4	16.3	0.5
Income before income tax expense	50.1	6.5	30.1	4.0	196.3	6.5	174.8	5.7
Income tax expense	24.3	3.1	(47.4)	(6.4)	71.7	2.4	4.5	0.1
Net income	$25.8	3.4%	$77.5	10.4%	$124.6	4.1%	$170.3	5.6%

Operating income	$50.5	6.6%	$25.8	3.4%	$200.2	6.6%	$174.6	5.7%
Add: restructuring costs	0.4	—	3.7	0.5	5.1	0.2	19.9	0.7
Adjusted operating income	$50.9	6.6%	$29.5	3.9%	$205.3	6.8%	$194.5	6.4%

Americas
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 24, 2017		February 26, 2016		February 24, 2017		February 26, 2016
Revenue	$563.8	100.0%	$545.3	100.0%	$2,231.9	100.0%	$2,256.0	100.0%
Cost of sales	368.8	65.4	363.3	66.6	1,453.4	65.1	1,473.6	65.3
Restructuring costs	—	—	0.2	0.1	2.6	0.1	2.4	0.1
Gross profit	195.0	34.6	181.8	33.3	775.9	34.8	780.0	34.6
Operating expenses	134.0	23.8	137.0	25.1	530.7	23.8	517.7	23.0
Restructuring costs (benefits)	—	—	—	—	—	—	(2.9)	(0.1)
Operating income	$61.0	10.8%	$44.8	8.2%	$245.2	11.0%	$265.2	11.7%
Add: restructuring costs (benefits)	—	—	0.2	0.1	2.6	0.1	(0.5)	—
Adjusted operating income	$61.0	10.8%	$45.0	8.3%	$247.8	11.1%	$264.7	11.7%

EMEA
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 24, 2017		February 26, 2016		February 24, 2017		February 26, 2016
Revenue	$130.2	100.0%	$136.4	100.0%	$503.9	100.0%	$520.6	100.0%
Cost of sales	96.4	74.0	104.9	76.9	370.7	73.6	416.3	80.0
Restructuring costs	—	—	2.4	1.8	1.6	0.3	10.9	2.1
Gross profit	33.8	26.0	29.1	21.3	131.6	26.1	93.4	17.9
Operating expenses	39.4	30.3	38.9	28.5	151.6	30.1	148.2	28.5
Restructuring costs	0.4	0.3	1.1	0.8	0.9	0.1	9.5	1.8
Operating loss	$(6.0)	(4.6)%	$(10.9)	(8.0)%	$(20.9)	(4.1)%	$(64.3)	(12.4)%
Add: restructuring costs	0.4	0.3	3.5	2.6	2.5	0.4	20.4	3.9
Adjusted operating loss	$(5.6)	(4.3)%	$(7.4)	(5.4)%	$(18.4)	(3.7)%	$(43.9)	(8.5)%

Other category
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 24, 2017		February 26, 2016		February 24, 2017		February 26, 2016
Revenue	$75.1	100.0%	$66.2	100.0%	$296.6	100.0%	$283.4	100.0%
Cost of sales	48.2	64.2	42.8	64.7	193.7	65.3	185.6	65.5
Restructuring costs	—	—	—	—	—	—	—	—
Gross profit	26.9	35.8	23.4	35.3	102.9	34.7	97.8	34.5
Operating expenses	22.7	30.2	22.0	33.2	89.9	30.3	86.6	30.5
Restructuring costs	—	—	—	—	—	—	—	—
Operating income	$4.2	5.6%	$1.4	2.1%	$13.0	4.4%	$11.2	4.0%
Add: restructuring costs	—	—	—	—	—	—	—	—
Adjusted operating income	$4.2	5.6%	$1.4	2.1%	$13.0	4.4%	$11.2	4.0%

Corporate
	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	February 24, 2017	February 26, 2016	February 24, 2017	February 26, 2016
Operating loss	$(8.7)	$(9.5)	$(37.1)	$(37.5)
Add: restructuring costs	—	—	—	—
Adjusted operating loss	$(8.7)	$(9.5)	$(37.1)	$(37.5)

Webcast
Steelcase will discuss fourth quarter results and business outlook on a conference call at 8:30 a.m. Eastern time tomorrow.

Non-GAAP Financial Measures
This earnings release contains certain non-GAAP financial measures.  A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company.  Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within the company's earnings release are: (1) organic revenue growth (decline), which represents the change in revenue excluding currency translation effects and the impacts of acquisitions and divestitures;  (2) adjusted operating income (loss), which represents operating income (loss), excluding restructuring costs (benefits); and (3) adjusted earnings per share, which represents earnings per share, excluding restructuring costs (benefits) and the related income tax effect.  These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; restructuring activities; changes in raw materials and commodity costs; currency fluctuations; changes in customer demands; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.
For over 100 years, Steelcase Inc. has helped create great experiences for the world's leading organizations, across industries. We demonstrate this through our family of brands - including Steelcase®, Coalesse®, Designtex®, PolyVision® and Turnstone®. Together, they offer a comprehensive portfolio of architecture, furniture and technology products and services designed to unlock human promise and support social, economic and environmental sustainability. We are globally accessible through a network of channels, including over 800 dealer locations. Steelcase is a global, industry-leading and publicly traded company with fiscal 2017 revenue of $3.0 billion.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	February 24, 2017	February 26, 2016	February 24, 2017	February 26, 2016
Revenue	$769.1	$747.9	$3,032.4	$3,060.0
Cost of sales	513.4	511.0	2,017.8	2,075.5
Restructuring costs	—	2.6	4.2	13.3
Gross profit	255.7	234.3	1,010.4	971.2
Operating expenses	204.8	207.4	809.3	790.0
Restructuring costs	0.4	1.1	0.9	6.6
Operating income	50.5	25.8	200.2	174.6
Interest expense	(4.3)	(4.4)	(17.2)	(17.6)
Investment income	0.2	0.2	1.4	1.5
Other income, net	3.7	8.5	11.9	16.3
Income before income tax expense	50.1	30.1	196.3	174.8
Income tax expense	24.3	(47.4)	71.7	4.5
Net income	$25.8	$77.5	$124.6	$170.3

Earnings per share:
Basic	$0.22	$0.63	$1.03	$1.37
Diluted	$0.21	$0.62	$1.03	$1.36
Weighted average shares outstanding - basic	119.7	123.2	120.7	124.3
Weighted average shares outstanding - diluted	120.3	124.3	121.2	125.3

Dividends declared and paid per common share	$0.1200	$0.1125	$0.4800	$0.4500

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
	(Unaudited)
	February 24, 2017	February 26, 2016
ASSETS
Current assets:
Cash and cash equivalents	$197.1	$181.9
Short-term investments	73.4	84.1
Accounts receivable, net	307.6	322.7
Inventories	163.1	159.4
Prepaid expenses	19.1	19.6
Other current assets	58.9	56.2
Total current assets	819.2	823.9

Property, plant and equipment, net	408.1	411.6
Company-owned life insurance ("COLI")	168.8	160.4
Deferred income taxes	179.6	211.6
Goodwill	106.7	106.4
Other intangible assets, net	16.8	13.7
Investments in unconsolidated affiliates	50.5	51.0
Other assets	42.3	30.0
Total assets	$1,792.0	$1,808.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$216.8	$209.6
Short-term borrowings and current portion of long-term debt	2.8	2.5
Accrued expenses:
Employee compensation	154.3	169.9
Employee benefit plan obligations	35.0	36.5
Accrued promotions	19.0	21.7
Customer deposits	15.9	18.6
Product warranties	20.4	20.5
Other	59.2	78.2
Total current liabilities	523.4	557.5

Long-term liabilities:
Long-term debt less current maturities	294.6	296.6
Employee benefit plan obligations	134.3	142.5
Other long-term liabilities	73.2	75.1
Total long-term liabilities	502.1	514.2
Total liabilities	1,025.5	1,071.7

Shareholders’ equity:
Common stock	—	—
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(50.6)	(39.6)
Retained earnings	817.1	776.5
Total shareholders’ equity	766.5	736.9
Total liabilities and shareholders’ equity	$1,792.0	$1,808.6

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Twelve Months Ended
	February 24, 2017	February 26, 2016
OPERATING ACTIVITIES
Net income	$124.6	$170.3
Depreciation and amortization	60.3	65.7
Gain from partial sale of investment in unconsolidated affiliate	—	(8.5)
Deferred income taxes	26.8	(68.3)
Restructuring gains on sale of fixed assets	—	(2.8)
Non-cash stock compensation	19.8	21.0
Equity in income of unconsolidated affiliates	(9.7)	(13.4)
Dividends received from unconsolidated affiliates	9.9	12.4
Other	(8.8)	0.3
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	11.9	0.7
Inventories	(5.1)	6.8
Assets related to derivative instruments	(1.8)	22.3
VAT recoverable	17.0	(28.9)
Long-term income taxes receivable	(18.5)	—
Other assets	(19.6)	2.9
Accounts payable	9.5	(4.1)
Employee compensation liabilities	(8.8)	20.4
Accrued expenses and other liabilities	(36.8)	(10.4)
Net cash provided by operating activities	170.7	186.4

INVESTING ACTIVITIES
Capital expenditures	(61.1)	(93.4)
Proceeds from disposal of fixed assets	1.9	5.6
Purchases of investments	(112.6)	(105.7)
Liquidations of investments	126.6	95.1
Proceeds from partial sale of investment in unconsolidated affiliate	—	18.0
Other	(3.2)	(7.4)
Net cash used in investing activities	(48.4)	(87.8)

FINANCING ACTIVITIES
Dividends paid	(58.5)	(57.0)
Common stock repurchases	(48.4)	(56.4)
Excess tax benefit from vesting of stock awards	3.3	7.0
Borrowings of long-term debt and lines of credit, net of issuance costs	—	51.1
Repayment of long-term debt and lines of credit	(2.3)	(34.8)
Net cash used in financing activities	(105.9)	(90.1)

Effect of exchange rate changes on cash and cash equivalents	(1.2)	(3.1)

Net increase (decrease) in cash and cash equivalents	15.2	5.4
Cash and cash equivalents, beginning of period	181.9	176.5
Cash and cash equivalents, end of period	$197.1	$181.9

CONTACT:
Investor Contact:
Raj Mehan
Investor Relations
(616) 246-4251

Media Contact:
Katie Woodruff
Corporate Communications
(616) 915 - 8505